Exhibit 99.1

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FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FOURTH-QUARTER 2003 RESULTS

Company generates free cash flow of $814.6 million during 2003

Contact: Julie Hong (925) 467-3832

Pleasanton, CA – February 12, 2004

Results From Operations

Safeway Inc. today reported a net loss of $695.9 million ($1.57 per share) for the 17-week fourth quarter ended January 3, 2004. Safeway’s results were affected by the impact of the ongoing Southern California strike, which Safeway estimates to be $0.23 per share and the impact of the non-cash charges discussed below which reduced earnings by a total of $2.00 per share. Excluding these items, earnings were $0.66 per share.

“Overall, we are pleased with the operating results that we achieved in the quarter despite a challenging environment,” said Steve Burd, Chairman, President and CEO of Safeway. “During the year we steadily improved overall same-store sales in non-strike affected areas, generated free cash flow of $815 million and reduced debt by $613 million. Additionally, we met the earnings guidance set forth at our analysts meeting on December 4, 2003, which excluded the strike impact and the non-cash charges discussed below.”

Sales

Total sales increased to $11.0 billion from $10.7 billion in the fourth quarter of 2002, primarily due to the additional week in 2003, new store openings and additional fuel sales, partly offset by the impact of the strike.

Excluding the estimated effects of the Southern California strike, fourth-quarter 2003 comparable store sales increased 1.1% while identical store sales (which exclude replacement stores) rose 0.7%. Excluding the effect of fuel sales and the strike, comparable store sales declined 0.4% and identical store sales declined 0.8%. These same-store comparisons are based on 17-week periods for the fourth quarter of each year.

Gross Profit

Gross profit declined 184 basis points to 29.02% of sales in the fourth quarter of 2003 from gross profit of 30.86% in the fourth quarter of 2002. The inventory adjustment discussed below reduced gross profit by 65 basis points. The strike reduced gross profit by an estimated 17 basis points. The remaining 102 basis point decline was primarily due to price investments, increased fuel sales and lower LIFO income.

Operating and Administrative Expense

Operating and administrative expense increased 138 basis points to 27.64% of sales in the fourth quarter of 2003 compared to operating and administrative expense of 26.26% of sales in the fourth quarter of 2002. Of this increase, 95 basis points was attributable to the estimated impact of the strike, partially offset by a decrease of 5 basis points due to lower property impairment charges (discussed below) as a percentage of sales. The remaining 48 basis point increase was primarily due to settlement income from the termination of an in-store banking agreement in 2002, higher health care, pension and workers’ compensation costs.

Interest Expense

Interest expense decreased to $135.6 million in the fourth quarter of 2003 compared to $139.3 million in the fourth quarter of 2002 primarily due to lower average borrowings, partially offset by higher interest rates due to a higher proportion of fixed-rate debt in 2003.

The company reduced total debt outstanding by $613 million to $7.82 billion during 2003.

Strike Impact and Noncash Charges Not in Previous Guidance

On October 11, 2003 seven UFCW local unions struck the Company’s 289 stores in Southern California. The strike is ongoing. Safeway estimates the overall cost of the strike reduced fourth quarter 2003 earnings by approximately $102.9 million after tax ($0.23 per share). Safeway estimated the impact of the strike by comparing internal forecasts immediately before the strike with actual results during the strike at strike-affected stores. The estimate also includes the company’s benefit for the quarter under an agreement with Kroger and Albertson’s that arises out of the multi-employer bargaining process in Southern California.

In the fourth quarter of 2003, Safeway announced that it had taken Dominick’s off the market. As a result of the decision not to sell Dominick’s, Safeway incurred non-cash charges totaling $390.9 million after tax ($0.88 per share) in the fourth quarter of 2003. These charges consisted of the following:

•	$249.6 million reversal of tax benefits included in the tax provision. Safeway recognized a tax benefit on the proposed sale of Dominick’s during the first 36 weeks of 2003 and reversed that benefit in the fourth quarter when Dominick’s was taken off the market.

•	$116.9 million (after tax) of impairment charges on Dominick’s properties in accordance with SFAS No. 144. The pretax charge is included in operating and administrative expenses.

•	$24.4 million (after tax) for Dominick’s goodwill impairment.

During the fourth quarter of 2003, Safeway performed its annual review of goodwill for impairment in accordance with SFAS No. 142. As a result of this review, Safeway recorded a charge of $447.7 million after tax ($1.01 per share) for Randall’s.

Safeway also wrote-off other miscellaneous equity investments in the fourth quarter of 2003 totaling $6.5 million after tax ($0.01 per share).

During the fourth quarter of 2003, the company made a change to its accounting policy to accrue an estimate of physical inventory losses for the period between the last physical inventory count and the balance sheet date. The effect of this change was recorded in 2003. However, most of the adjustment was accumulated over many prior years. The charge reduced earnings by $43.5 million after tax ($0.10 per share).

Annual Results

For the year, sales increased 2% to $35.6 billion from $34.8 billion in 2002. The gross profit margin decreased 147 basis points to 29.63% in 2003 from 31.10% in 2002. Operating and administrative expense increased 129 basis points to 25.96% of sales from 24.67% in 2002. In 2003 the company also generated $814.6 million in free cash flow (net cash flow from operating activities less net cash flow used by investing activities).

Capital Expenditures

During 2003, Safeway invested $935.8 million in cash capital expenditures. The company opened 40 new stores, closed 31 stores and completed 75 remodels of stores. In 2004, the company expects to spend between $1.2 billion and $1.4 billion in cash capital expenditures and open approximately 45 new stores and complete approximately 160 to 165 remodels.

Earnings Guidance

Safeway has withdrawn guidance for fiscal 2004 as a result of the uncertainty of the timing and effects of the ongoing Southern California labor dispute.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,817 stores in the United States and Canada and had annual sales of $35.6 billion in 2003. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing fourth-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PST today. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of earnings, capital expenditures, operating improvements, cost reductions and the performance of acquired businesses and are indicated by words or phrases such as “guidance,” “on-going,” “expects,” “estimate,” and similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, various uncertainties concerning the reclassification of Dominick’s to continuing operations, labor costs, labor disputes that may arise from time to time, including the ongoing effect of the Southern California labor dispute, the resolution of lawsuits challenging certain provisions of the agreement with Kroger and Albertson’s that arises out of the multi-employer bargaining process in Southern California and work stoppages that could occur in areas where certain collective bargaining agreements have indefinite extensions (such as Chicago and Arizona) or are scheduled to expire in the near future (such as Eastern, Portland, Seattle, Northern California, Denver and Las Vegas), unanticipated events or changes in future operating results, financial condition or business over time, or unfavorable legislative, regulatory or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in Safeway’s most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

OPERATING RESULTS

(Dollars in millions, except per-share amounts)

(Unaudited)

	17 Weeks Ended	16 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 3, 2004	December 28, 2002	January 3, 2004	December 28, 2002
Sales	$10,984.7	$10,696.9	$35,552.7	$34,767.5

Cost of goods sold	(7,797.4)	(7,396.0)	(25,018.9)	(23,955.5)

Gross profit	3,187.3	3,300.9	10,533.8	10,812.0

Operating and administrative expense	(3,036.4)	(2,808.7)	(9,230.8)	(8,576.4)
Goodwill impairment charges	(472.6)	(1,288.0)	(729.1)	(1,288.0)

Operating (loss) profit	(321.7)	(795.8)	573.9	947.6

Interest expense	(135.6)	(139.3)	(442.4)	(430.8)

Other (expense) income, net	(0.7)	(2.8)	9.6	15.5

(Loss) income before income taxes and cumulative effect of accounting change	(458.0)	(937.9)	141.1	532.3

Income taxes	(237.9)	(112.9)	(310.9)	(660.4)

Loss before cumulative effect of accounting change	(695.9)	(1,050.8)	(169.8)	(128.1)

Cumulative effect of accounting change	—	—	—	(700.0)

Net loss	$(695.9)	$(1,050.8)	$(169.8)	$(828.1)

Basic and diluted loss per share:

Loss before cumulative effect of accounting change	$(1.57)	$(2.37)	$(0.38)	$(0.27)

Cumulative effect of accounting change	—	—	—	(1.50)

Net loss	$(1.57)	$(2.37)	$(0.38)	$(1.77)

Weighted average shares outstanding	442.7	442.7	441.9	467.3

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SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

(Unaudited)

	Year-end 2003	Year-end 2002
ASSETS

Current assets:
Cash and equivalents	$174.8	$76.0
Receivables	383.2	431.6
Merchandise inventories	2,642.2	2,717.8
Other current assets	332.5	233.1

Total current assets	3,532.7	3,458.5

Total property, net	8,405.8	8,530.8

Goodwill	2,404.9	3,125.7
Other long-term assets	778.3	932.2

Total assets	$15,121.7	$16,047.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$699.5	$780.5
Current obligations under capital leases	56.3	42.5
Accounts payable	1,509.6	1,811.5
Other current liabilities	1,231.0	1,158.1

Total current liabilities	3,496.4	3,792.6

Long-term debt:
Notes and debentures	6,404.0	7,009.9
Obligations under capital leases	662.4	602.7

Total long-term debt	7,066.4	7,612.6

Other long-term liabilities	914.6	1,014.5

Total liabilities	11,477.4	12,419.7

Total stockholders’ equity	3,644.3	3,627.5

Total liabilities and stockholders’ equity	$15,121.7	$16,047.2

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SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	53 Weeks Ended January 3, 2004	52 Weeks Ended December 28, 2002
OPERATING ACTIVITIES
Net cash flow from operating activities	$1,609.6	$2,034.7

INVESTING ACTIVITIES
Cash paid for property additions	(935.8)	(1,467.4)
Proceeds from sale of property	189.0	113.2
Other	(48.2)	(41.5)

Net cash flow used by investing activities	(795.0)	(1,395.7)

FINANCING ACTIVITIES
Additions to short-term borrowings	2.6	1.4
Payments on short-term borrowings	(3.1)	(3.5)
Additions to long-term borrowings	1,592.0	2,919.3
Payments on long-term borrowings	(2,331.0)	(2,063.2)
Purchase of treasury stock	—	(1,502.6)
Net proceeds from exercise of stock options	19.1	31.5
Other	4.6	(14.4)

Net cash flow used by financing activities	(715.8)	(631.5)

Increase in cash and equivalents	98.8	7.5

CASH AND EQUIVALENTS
Beginning of period	76.0	68.5

End of period	$174.8	$76.0

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SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions, except per share amounts )

(Unaudited)

TABLE 1: RECONCILIATION OF GAAP NET LOSS TO ADJUSTED INCOME

	Fourth Quarter 2003			Full Year 2003
	Before taxes	After taxes	Per share	Before taxes	After taxes	Per share
(Loss) income, as reported	$(458.0)	$(695.9)	$(1.57)	$141.1	$(169.8)	$(0.38)
Estimated strike impact	167.5	102.9	0.23	167.5	102.9	0.23
Dominick’s impairment charges and reversal of tax benefit	215.6	390.9	0.88	592.8	466.8	1.06
Randall’s impairment charges	447.7	447.7	1.01	447.7	447.7	1.01
Miscellaneous investments write-off	10.6	6.5	0.01	10.6	6.5	0.01
Inventory adjustments	71.0	43.5	0.10	71.0	43.5	0.10

Adjusted income	$454.4	$295.6	$0.66	$1,430.7	$897.6	$2.03

TABLE 2: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

Fourth Quarter 2003
Net cash flow from operating activities	$1,609.6
Net cash flow used by investing activities	(795.0)

Free cash flow	$814.6

TABLE 3: CAPITAL EXPENDITURES

	Full Year
	2003	2002
Cash capital expenditures	$935.8	$1,467.4
Stores opened	40	75
Stores closed	31	40
Remodels completed	75	203
Stores at end of period	1,817	1,808
Square footage ( in millions)	82.6	81.5
Number of fuel stations at end of period	270	214

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